Exhibit 99.2

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Announces Cash Tender Offer For Up To
$175 Million Aggregate Principal Amount of its
7.000% Senior Secured Notes due 2019
SAN DIEGO, CA, August 24, 2015 — Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS), a leading National Security Solutions provider, announced today the commencement of a tender offer for up to $175 million aggregate principal amount of its 7.000% Senior Secured Notes due 2019 (CUSIP No. 50077BAL2) (“Notes”) on the terms and conditions set forth in the Offer to Purchase, dated August 24, 2015, and related Letter of Transmittal, which set forth a more detailed description of the offer.
Under the terms of the offer, Kratos will purchase outstanding Notes for cash at par plus accrued and unpaid interest. The offer will be funded with a portion of the net proceeds resulting from the sale of the U.S. and U.K. operations of Kratos’ Electronic Products Division. The tender offer is being made in connection with Kratos' obligation following a sale of assets under the Indenture pursuant to which the Notes were issued. If more than $175 million aggregate principal amount of Notes are validly tendered and not withdrawn, Kratos will purchase Notes on a pro-rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof are purchased in part or remain outstanding in part) (subject to DTC procedures).
The tender offer will expire at 11:59 p.m., New York City time, on September 21, 2015, unless extended or earlier terminated. Settlement is expected to occur on the first business day after the expiration date.
Kratos has retained SunTrust Robinson Humphrey, Inc. to act as dealer manager and D.F. King & Co. to act as tender agent and information agent for the tender offer. Questions about the tender offer may be directed to SunTrust Robinson Humphrey, Inc. at (404) 926-5047 or D.F. King & Co. at (800) 870-0653 (toll free). Copies of the Offer to Purchase, Letter of Transmittal and other related documents for the tender offer may be obtained by calling or e-mailing D.F. King & Co. at (212) 269-5550 or kratos@dfking.com.
The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and Letter of Transmittal, which are being sent to holders of the Notes. Holders of the Notes are urged to read these documents carefully before making any decision with respect to the tender offer.
This announcement is neither an offer to purchase nor a solicitation of an offer to purchase with respect to the Notes. The offer will be made only by the Offer to Purchase and the related Letter of Transmittal.
About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized Technology Company providing mission critical products, solutions and services for United States National Security. Kratos' core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms

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and programs. Kratos' areas of expertise include Command, Control, Communications, Computing, Combat and Intelligence, Surveillance and Reconnaissance (C5ISR) systems, satellite communications, electronic warfare, unmanned systems, hypersonic systems, directed and high power energy systems, electromagnetic railgun, missile defense, cyber warfare, cybersecurity, information assurance, and critical infrastructure security. Kratos has primarily an engineering and technically oriented work force of approximately 3,100. Substantially all of Kratos' work is performed on a military base, in a secure facility or at a critical infrastructure location. Kratos' primary end customers are National Security related agencies. News and information are available at www.KratosDefense.com.
Notice Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the proposed timing and expiration date of the Company's tender offer to repurchase the Notes. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Kratos and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Kratos undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Kratos in general, see the risk disclosures in the Annual Report on Form 10-K of Kratos for the year ended December 28, 2014, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Kratos.

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